SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Triumph Group, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

896818101

(CUSIP Number)

The Carlyle Group Attention: Jeffrey W. Ferguson 1001 Pennsylvania Avenue NW Suite 220 South Washington, DC 20004 (202) 347-2626 Copy to:

Daniel T. Lennon, Esq.

Latham & Watkins LLP

555 Eleventh Street NW

Suite 1000

Washington, DC 20004-1304

(202) 637-2200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 6, 2012

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS DBD Investors V Holdings, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO (Limited Liability Company)

1	NAMES OF REPORTING PERSONS DBD Investors V, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO (Limited Liability Company)

1	NAMES OF REPORTING PERSONS TCG Holdings II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS TC Group Investment Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS TC Group III, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO (Limited Liability Company)

1	NAMES OF REPORTING PERSONS TC Group III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS Carlyle Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS CP III Coinvestment, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS TCG Holdings, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO (Limited Liability Company)

1	NAMES OF REPORTING PERSONS TC Group, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO (Limited Liability Company)

1	NAMES OF REPORTING PERSONS TC Group II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO (Limited Liability Company)

1	NAMES OF REPORTING PERSONS Carlyle Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS Carlyle International Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN (Cayman Islands Exempt Limited Partnership)

1	NAMES OF REPORTING PERSONS State Board of Administration of Florida
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

1	NAMES OF REPORTING PERSONS Carlyle-Aerostructures Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS CHYP Holdings, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO (Limited Liability Company)

1	NAMES OF REPORTING PERSONS Carlyle-Aerostructures Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS C/S International Partners
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN (Cayman Islands Exempt Limited Partnership)

1	NAMES OF REPORTING PERSONS Carlyle-Aerostructures International Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN (Cayman Islands Exempt Limited Partnership)

1	NAMES OF REPORTING PERSONS Carlyle-Contour Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS Carlyle SBC Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS Carlyle International Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN (Cayman Islands Exempt Limited Partnership)

1	NAMES OF REPORTING PERSONS Carlyle-Aerostructures Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS Carlyle-Contour International Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN (Cayman Islands Exempt Limited Partnership)

1	NAMES OF REPORTING PERSONS Carlyle Investment Group, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES Not Applicable
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

Explanatory Note

This Amendment No. 3 to Schedule 13D (this “Amendment No. 3”) amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on June 8, 2009 (as amended, the “Statement”), as follows. All share amounts presented reflect a 2-for-1 stock split conducted by Triumph on July 14, 2011.

ITEM 4.	Purpose of Transaction

Item 4 of the Statement is amended by inserting the following information:

On June 6, 2012, the Reporting Persons sold 4,666,116 Shares to Credit Suisse Securities (USA) LLC (the “Underwriter”) at a price of $58.82 per Share, in a registered offering (the “Secondary Offering”) pursuant to an Underwriting Agreement, dated as of June 6, 2012 (the “Underwriting Agreement”), by and among the Issuer, the Selling Stockholders (as defined in the Underwriting Agreement), and the Underwriter.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 8 hereto and is incorporated herein by reference.

Except as described in this Item 4 and Item 6 of this Schedule 13D which are incorporated herein by reference, the Reporting Persons have no present plans or proposals that relate to or would result in any of the actions required to be reported herein.

ITEM 5.	Interest in Securities of the Issuer

Item 5 of the Statement is amended and restated in its entirety by inserting the following information:

(a) – (b)

The following table sets forth the aggregate number and percentage of Shares beneficially owned by each of the Reporting Persons, as well as the number of Shares as to which each Reporting Person has the sole power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition of as of the date hereof.

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition of	Shared power to dispose or to direct the disposition of
DBD Investors V Holdings, L.L.C	0	0.0%	0	0	0	0
DBD Investors V, L.L.C	0	0.0%	0	0	0	0
TCG Holdings II, L.P.	0	0.0%	0	0	0	0
TC Group Investment Holdings, L.P.	0	0.0%	0	0	0	0
TC Group III, L.L.C.	0	0.0%	0	0	0	0
TC Group III, L.P.	0	0.0%	0	0	0	0
Carlyle Partners III, L.P.	0	0.0%	0	0	0	0
CP III Coinvestment, L.P.	0	0.0%	0	0	0	0
TCG Holdings, L.L.C.	0	0.0%	0	0	0	0
TC Group, L.L.C.	0	0.0%	0	0	0	0
TC Group II, L.L.C.	0	0.0%	0	0	0	0
Carlyle Partners II, L.P.	0	0.0%	0	0	0	0
Carlyle International Partners II, L.P.	0	0.0%	0	0	0	0
State Board of Administration of Florida	0	0.0%	0	0	0	0
Carlyle-Aerostructures Partners, L.P.	0	0.0%	0	0	0	0
CHYP Holdings, L.L.C.	0	0.0%	0	0	0	0
Carlyle-Aerostructures Partners II, L.P.	0	0.0%	0	0	0	0
C/S International Partners	0	0.0%	0	0	0	0
Carlyle-Aerostructures International Partners, L.P.	0	0.0%	0	0	0	0
Carlyle-Contour Partners, L.P.	0	0.0%	0	0	0	0
Carlyle SBC Partners II, L.P.	0	0.0%	0	0	0	0
Carlyle International Partners III, L.P.	0	0.0%	0	0	0	0
Carlyle-Aerostructures Management, L.P.	0	0.0%	0	0	0	0
Carlyle-Contour International Partners, L.P.	0	0.0%	0	0	0	0
Carlyle Investment Group, L.P.	0	0.0%	0	0	0	0

Carlyle Partners III, L.P. and CP III Coinvestment, L.P. were the record owners of 3,115,925 Shares and 95,399 Shares, respectively. Investment discretion and control over the Shares formerly held by each of these funds was exercised by Carlyle Holdings II GP L.L.C. through its indirect subsidiary, TC Group III, L.P., which is the general partner of each of these funds. Carlyle Holdings II GP L.L.C. is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Investment Holdings, L.P., which is the general partner of TC Group Investment Holdings Sub L.P., which is the managing member of TC Group III, L.L.C., which is the general partner of TC Group III, L.P.

Carlyle Partners II, L.P., Carlyle International Partners II, L.P., C/S International Partners, Carlyle SBC Partners II, L.P. and Carlyle International Partners III, L.P. were the record owners of 407,555 Shares, 343,260 Shares, 77,397 Shares, 18,575 Shares, and 18,461 Shares, respectively. Investment discretion and control over the Shares formerly held by each of these funds was exercised by Carlyle Holdings I GP Inc. through its indirect subsidiary, TC

Group II, L.L.C., which is the general partner of each of these funds. Carlyle Holdings I GP Inc. is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group II, L.L.C.

CHYP Holdings, L.L.C. was the record holder of 115,699 Shares. Investment discretion and control over the Shares formerly held by the fund was exercised by Carlyle Holdings I GP Inc. through its indirect subsidiary, Carlyle High Yield Partners, L.P., which is the managing member of CHYP Holdings, L.L.C. Carlyle Holdings I GP Inc. is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the general partner of TCG High Yield Holdings, L.L.C., which is the managing member of TCG High Yield, L.L.C., which is the general partner of Carlyle High Yield Partners, L.P.

Carlyle-Aerostructures Partners, L.P., Carlyle-Aerostructures Partners II, L.P., Carlyle-Aerostructures International Partners, L.P., Carlyle-Contour Partners, L.P., Carlyle Aerostructures Management, L.P., Carlyle-Contour International Partners, L.P., and Carlyle Investment Group, L.P. were the record owners of 127,259 Shares, 97,478 Shares, 50,521 Shares, 22,120 Shares, 12,637 Shares, 5,091 Shares and 395 Shares, respectively. Investment discretion and control over the Shares formerly held by each of these funds was exercised by Carlyle Holdings I GP Inc. through its indirect subsidiary, TC Group Sub L.P., which is the general partner of each of these funds. Carlyle Holdings I GP Inc. is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P.

The State Board of Administration of Florida was the record holder of 158,344 Shares. Carlyle Investment Management L.L.C. is the investment manager for the State Board of Administration of Florida.

The Carlyle Group L.P. is the sole shareholder of Carlyle Holdings I GP Inc. and the managing member of Carlyle Holdings II GP L.L.C. Carlyle Group Management L.L.C. is the General Partner of The Carlyle Group L.P. Carlyle Group Management L.L.C. is managed by its board of directors, consisting of William E. Conway, Jr., Daniel A. D'Aniello, David M. Rubenstein, Jay S. Fishman, Lawton W. Fitt, James H. Hance, Jr., Janet Hill, Edward J. Matthias, Dr. Thomas S. Robertson and William J. Shaw. The members of the board of directors of Carlyle Group Management L.L.C. may be deemed to share beneficial ownership of the Shares beneficially owned by Carlyle Holdings I GP Inc. and Carlyle Holdings II GP L.L.C. These individuals disclaim any such beneficial ownership.

(e)

Following an internal reorganization on May 2, 2012, TCG Holdings II, L.P. is no longer the general partner of TC Group Investment Holdings, L.P. Accordingly, TCG Holdings II, L.P., its general partner, DBD Investors V, L.L.C., and the general partner of its general partner, DBD Investors V Holdings, L.L.C., may no longer be deemed to beneficially own any Shares. Also as a result of the May 2, 2012 internal reorganization, TCG Holdings, L.L.C. is no longer the managing member of TC Group, L.L.C. Accordingly, TCG Holdings, L.L.C. may no longer be deemed to beneficially own any Shares.

On June 12, 2012, following the transactions reported herein, the Reporting Persons no longer beneficially own any Shares.

ITEM 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

Item 6 of the Statement is amended by inserting the following information:

The information set forth in Item 4 above is hereby incorporated by reference in response to Item 6.

ITEM 7.	Materials to be Filed as Exhibits

Exhibit Number	Description

7	Joint Filing Agreement, dated June 13, 2012, by and among the Reporting Persons

8	Underwriting Agreement, dated as of June 6, 2012, by and among Triumph Group, Inc., the Selling Stockholders (as defined in the Underwriting Agreement) and Credit Suisse Securities (USA) LLC with respect to the sale by the Selling Stockholders, and the purchase by the Underwriter of 4,666,116 Shares (incorporated by reference to Exhibit 1.1 to the Current Report filed by Triumph Group, Inc. on Form 8-K on June 11, 2012.)

9	Power of Attorney, dated May 8, 2012

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 13, 2012

DBD Investors V Holdings, L.L.C.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Managing Director

DBD Investors V, L.L.C.

By: DBD Investors V Holdings, L.L.C., as its managing member

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Managing Director

TCG Holdings II, L.P.

By: DBD Investors V, L.L.C., as its general partner
By: DBD Investors V Holdings, L.L.C., as its managing member

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group Investment Holdings, L.P.

By: Carlyle Holdings II L.P., its general partner
By: Carlyle Holdings II GP L.L.C., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

TC Group III, L.L.C.

By: TC Group Investment Holdings Sub L.P., its managing member
By: TC Group Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner
By: Carlyle Holdings II GP L.L.C., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

TC Group III, L.P.

By: TC Group III, L.L.C., its general partner
By: TC Group Investment Holdings Sub L.P., its managing member
By: TC Group Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner
By: Carlyle Holdings II GP L.L.C., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle Partners III, L.P.

By: TC Group III, L.P., its general partner
By: TC Group III, L.L.C., its general partner
By: TC Group Investment Holdings Sub L.P., its managing member
By: TC Group Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner
By: Carlyle Holdings II GP L.L.C., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

TCG Holdings, L.L.C.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group, L.L.C.

By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

TC Group II, L.L.C.

By: TC Group Sub L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle Partners II, L.P.

By: TC Group II, L.L.C., its general partner
By: TC Group Sub L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle International Partners II, L.P.

By: TC Group II, L.L.C., its general partner
By: TC Group Sub L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

State Board of Administration of Florida

Separate account maintained pursuant to an Investment Management Agreement dated as of September 6, 1996 between the State Board of Administration of Florida, Carlyle Investment Group, L.P. and Carlyle Investment Management L.L.C.

By: Carlyle Investment Management L.L.C., as investment manager

By:	/s/ Jeffrey W. Ferguson
Name:	Jeffrey W. Ferguson
Title:	Authorized Person

Carlyle-Aerostructures Partners, L.P.

By: TC Group Sub L.P., its general partner
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle-Aerostructures Partners II, L.P.

By: TC Group Sub L.P., its general partner
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CP III Coinvestment, L.P.

By: TC Group III, L.P., as its general partner
By: TC Group III, L.L.C., as its general partner
By: TC Group Investment Holdings Sub L.P., its managing member
By: TC Group Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner
By: Carlyle Holdings II GP L.L.C., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

C/S International Partners

By: TC Group II, L.L.C., its general partner
By: TC Group Sub L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle-Aerostructures International Partners, L.P.

By: TC Group Sub L.P., its general partner
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle-Contour Partners, L.P.

By: TC Group Sub L.P., its general partner
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle SBC Partners II, L.P.

By: TC Group II, L.L.C., its general partner
By: TC Group Sub L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle International Partners III, L.P.

By: TC Group II, L.L.C., its general partner
By: TC Group Sub L.P., its managing member
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle Aerostructures Management, L.P.

By: TC Group Sub L.P., its general partner
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle-Contour International Partners, L.P.

By: TC Group Sub L.P., its general partner
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle Investment Group, L.P.

By: TC Group Sub L.P., its general partner
By: TC Group, L.L.C., its general partner By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CHYP Holdings, L.L.C.

By: Carlyle High Yield Partners, L.P., its sole member
By: TCG High Yield, L.L.C., its general partner
By: TCG High Yield Holdings, L.L.C., its sole member
By: TC Group Sub L.P., its general partner
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person